(CRONOS LOGO)
LETTER FROM THE CHAIRMAN
Dear Shareholder:
Cronos delivered solid operational results in 2005, chiefly through strategies that bolstered its presence and competitiveness in the container leasing market, and positioned the company for future growth. Net income for the year ended December 31, 2005 totaled $7.8 million, or $0.98 per diluted share, compared to $8.9 million, or $1.14 per diluted share, for 2004. Net income for 2005 was reduced by $4.9 million, or $0.63 per diluted share, as a result of non-operating items that related to the TOEMT litigation and the restructuring of the Company’s sales and marketing divisions.
As reported last month, Cronos purchased the claims of the only known creditors of the insolvent TOEMT. In doing so, we are now able to bring to an end the litigation brought against Cronos by TOEMT’s liquidator. This will enable management to focus more on the day-to-day operations of the Company and eliminate the distraction that this litigation has caused over recent years.
This past year marked a third consecutive year of strong growth in global containerized trade, recording an increase of 9% in 2005 after expanding by 11% in 2004 and 8% in 2003. As a result, the container leasing industry has experienced one of its strongest growth periods in its 35-plus year history. The substantial expansion in world trade over the period prompted shipping lines to employ more leased containers to meet their increased freight transport requirements. This generated high demand for the containers in the Company’s fleet and also resulted in a decline in off-hire inventories.
While 2005 saw a continuation of favorable lease market conditions, the demand for leased dry cargo containers eased from the strong levels experienced in 2004 when demand often exceeded supply, resulting in a more balanced market. Utilization of the Cronos combined fleet averaged 92.4% during 2005. Utilization was 90.8% at year end, a very favorable rate when compared to historical levels.
We responded to the moderation in demand for dry cargo containers by increasing our focus on and acquiring greater quantities of specialized containers. Cronos added $154 million of container equipment to its fleet during 2005. Specialized containers accounted for approximately 70% of our container acquisitions, compared to 35% in each of the preceding two years. The Company is now even more competitive in soliciting container lease business with its increased focus and more visible presence in the specialized container market. I believe that this diversification strategy will enable us to broaden our revenue base with new business opportunities over the long term.
During 2005, the Company also sold approximately 31,500 TEU (twenty-foot equivalent units) from its owned and managed fleets, and achieved favorable residual values on this disposed equipment. Container inventories remained at low levels at the end of 2005, primarily due to high utilization as well as the increase in disposals of older off-hire equipment. However, the disposal rate recently has eased, and inventories have begun to increase.
During 2005, we restructured our funding sources and expanded our very successful Joint Venture Program. We believe that this expansion will be important to our future growth and take us closer to our ultimate objective of securitizing the indebtedness of the Joint Venture Program in 2006.
Many industry analysts expect that the growth rate for global containerized trade will moderate somewhat in 2006, but still exhibit growth in the range of between 7% and 8%. The potential effects of higher energy prices on consumer spending and the economic mechanisms at play in the shipping industry may come to bear on the container leasing market. However, as mentioned above, in spite of a leveling in demand for dry cargo containers, we are confident that the lease market will remain strong with respect to refrigerated containers, tanks, and dry freight special containers in the coming year. In addition, strong economic growth rates in China are expected to continue to fuel containerized trade volumes in the foreseeable future.
I and your Board of Directors are very pleased with our many successes and the accomplishments that 2005 has brought to the Company. I would like to thank our highly qualified and dedicated employees for their continued support and commitment in this endeavor. Cronos demonstrated good operational performance in 2005, executed actions that will support performance improvement over the longer term, and has established a solid base for future growth. We look forward with confidence to delivering increased returns to our shareholders in the future.
Sincerely,
/s/ Dennis J. Tietz
Dennis J. Tietz
Chairman of the Board and
Chief Executive Officer
The Cronos Group
April 28, 2006